SUPPLIER AGREEMENT

     THIS SUPPLIER AGREEMENT (this "Agreement") is made this ____ day of July, 1999, by and between The Old Fashioned Syrup Company, Inc., a __________ corporation ("OFSC") and Beverage
House, Inc., a Georgia corporation ("Supplier").

     A. Supplier wishes to be designated by OFSC as a manufacturer and supplier of the product described on Exhibit A (the "Product").

     B. OFSC is willing to designate Supplier as a manufacturer and supplier of the Product, subject to compliance by Supplier with the terms and conditions of this Agreement, as it may be amended from time to time throughout its term (this Agreement, together with all attachments and exhibits shall be collectively referred to herein as the "Agreement").

     1. Product. Supplier shall develop, manufacture and supply the Product in accordance with the specifications for the Product described on Exhibit A. The Product shall not be substituted, modified, or otherwise changed from these specifications without first obtaining OFSC's written approval of such change, such approval not to be unreasonably withheld.

     2.   Term.  This Agreement shall be in effect commencing
___________, 1999, with an initial term of two (2) years, expiring on
______ 2001 ("Initial Term"). This Agreement shall terminate at the end of the Initial Term if written notice to terminate is given by either party at least thirty (30) days prior to the last day of the Initial Term. Otherwise, following the Initial Term, this Agreement shall automatically renew and continue for additional six (6) months term(s) ("Renewal Term(s)") unless canceled by either party with at least thirty
(30) days written notice prior to the last day of any Renewal Term. This Agreement may also be terminated earlier pursuant to the provisions of this Agreement. Notwithstanding anything contained herein, the volume of Product ordered and the number of orders placed during the Initial or Renewal Terms shall be determined solely by orders placed pursuant to
Section 3.

     3.   Order and Delivery.

          3.1. Orders shall be placed in writing by OFSC, sent by U.S. Mail, or facsimile or personally delivered to Supplier at the address set forth below (the "Order"). Acceptance of any Order is expressly limited to the terms thereof. OFSC shall allow forty-five (45) normal working days for delivery of Supplier's first three production runs.
OFSC shall allow thirty (30) normal working days for delivery of all other Supplier production runs. OFSC agrees that no Product shall be delivered until all microbiological tests have been performed on each production run and each production run passes such microbiological tests.

          3.2. All Orders shall be shipped F.O.B. Supplier's facilities in Cartersville, Georgia and in accordance with those requirements contained in the Order. The risk of loss or damage in transit shall be upon OFSC. Supplier shall in the event of a delay or threat of delay, due to any cause in the production or delivery of the Product hereunder, immediately notify OFSC and shall include with such notice all relevent information with respect to such delay or threatened delay.

     4.   Price.  The prices of the Product are set forth in Exhibit
B.

     5. Payment. Supplier shall invoice OFSC for all Product units produced during each production run required to fill an Order, regardless of whether all Produce such units produced are required to satisfy the Order (the "Invoice"). Each Invoice is payable by OFSC within thirty (30) days from the date of the Invoice.

     6.   Exclusivity

          6.1 Supplier agrees that the Product will be manufactured for and supplied exclusively to OFSC and that Supplier shall not manufacture, supply, or sell the Product, or any product packed in configuration packing similar to OFSC's Product packaging, under Supplier's own label to third parties, or under any private label for or to any other party, unless expressly agreed to in writing OFSC.

          6.2 At OFSC's request, Supplier shall enter into a Customer Mold Agreement with Berlin Packaging in the form attached hereto as Exhibit C (the "Mold Agreement"). The Mold Agreement provides for the production of exclusive Product packaging to be used by Supplier. OFSC agrees to purchase such quantity of Product so that the minimum production requirements set forth in the Mold Agreement shall be met during the term of the Mold Agreement. In the event OFSC does not order such minimum quantities, OFSC agrees to pay Supplier the difference between the Product quantity ordered and the minimum production requirements times the amortization rate set forth in the Mold agreement. In the event OFSC satisfies the minimum quantity requirement or pays to Supplier any ammortization costs owed to Berlin Packaging, then Supplier shall transfer ownership of the mold(s) created under the Mold Agreement to OFSC.

     7.   Quality Control.

          7.1 Packaging. The Product and all packaging and promotional materials used in connection with the Product ("Packaging and Promotional Material") shall be of a consistent and high quality which conform to the standards developed by OFSC or developed by Supplier and approved by OFSC. The quality and style of the Product and Packaging and Promotional Material shall be at least as high as similar goods presently sold or distributed by Supplier.

          7.2 Inspection. Supplier will cooperate with OFSC to permit an inspection of the production facility prior to Supplier's production of the Products. Supplier agrees to permit two inspections per year of its operation to allow OFSC to monitor the qulity of Products offered by Supplier to ensure they conform to OFSC's standards, provided OFSC gives Supplier 24 hours prior notice of such inspection. Supplier shall also provide OFSC with access to its qulity assurance data documentation. Notwithstanding the above, OFSC will be entitled to additional inspections under the same notice requirements in the event it receives written or verbal complaints from consumers or retailers regarding the quality of the Product or quality of the Packaging. OFSC shall provide copies of all such complaints to Supplier.

     8. Representation and Warranties of Supplier. Supplier represents and warrants, which warranties and representations will survive the term of this Agreement.

          8.1 that the Product will conform to all specifications, including but not limited to those contained in Exhibit A, and will be merchantable, free from defects and will be fit for the purpose intended;

          8.2 that the Product, including food articles, food ingredients, food packaging, and food labeling relating to or comprising the Product or any part thereof that is supplied by Supplier and delivered, sold or transferred to OFSC hereunder shall be manufactured, stored and delivered in full compliance iwth all applicable federal, state and local statutes, rules and regulations (the "Regulations");

          8.3 that the Product shall be manufactured, stored and delivered in accordance with appropriate "Good Manufacturing
Practices" or similar practices that may be promulgated under the Regulations as applicable;

          8.4 that the Product shall not be adulterated or misbranded within the meaning of the Regulations;

          8.5 that the Product shall not be a food product which may not, under the Regulations, be introduced into interstate commerce except as provided herein;

          8.6 that Supplier has the facilities and capacity to manufacture and supply the Product to OFSC in accordance with the specifications set forth on Exhibit A; and

          8.7 that Supplier is free to enter into this Agreement, that Supplier's execution of this Agreement has been duly approved by all applicable corporate procedures, that this Agreement constitutes a legal, valid and binding obligation of Supplier, and that to Supplier's knowledge this Agreement will not violate the rights of any third party.

These warranties shall be in additional to all other warranties, express, implied or statutory and in addition to all obligations contained in this Agreement. Payment for, inspection of, or receipt of the Product by OFSC shall not constitute a waiver of any breach or warranty.

     9. Representations and Warranties of OFSC. OFSC represents and warrants, which warranties and representations will survive the term of this Agreement:

          9.1 that OFSC has the right to use the Sweet 'N Low brand artifical sweetener and the associated Sweet 'N Low trademarks and logos (the "Marks") for the manfuacture of the Product throughout the Initial Term of this Agreement and any Renewal Term hereof;

          9.2 that OFSC will have sufficient customers to require production of the Product in the quantities contemplated by the terms of this Agreement and any Renewal Term hereof;

          9.2 that OFSC will have sufficient customers to require production of the Product in the quantities contemplated by the terms of this Agreement and the Mold Agreement;

          9.3 that any food ingredients, food packaging, and food labeling relating to or comprising the Product or any part thereof that is supplied by OFSC and delivered, sold or transferred to Supplier hereunder shall be manufactured, stored and delivered in full compliance with the Regulations; and

          9.4 that OFSC is free to enter into this Agreement, that OFSC's execution of this Agreement has been duly approved by all applicable corporate procedures, that this Agreement constitutes a legal, valid and binding obligation of OFSC, and that to OFSC's knowledge this Agreement will not violate the rights of any third party.

These warranties shall be in addition to all other warranties, express, implied or statutory and in addition to all obligations contained in this Agreement. Receipt of payment for the Product by Supplier shall not constitute a waiver of any breach or warranty.

     10. Non-Conformity. In the event the Products do not conform to the sample or prototype approved by OFSC, then OFSC shall be permitted to reject all non-conforming shipments and shall be entitled to, at OFSC's option, replacement products or reimbursement for the costs (including shipping and delivery charges) of the Products.

     11.  Widescale Defects/Recall

          11.1 Whenever Supplier becomes aware that any ingredient or component of a Product covered by this Agreement is or may become harmful to persons or property or that a Product is mislabeled, Supplier shall immediately give notice thereof to OFSC and Supplier shall provide all relevant information with respect thereto.

          11.2 In the event it is deemed necessary by OFSC and Supplier to recall any quantity of the Product, from any store of OFSC or from any consumer, both parties agree to take such reasonable steps necessary to protect the interests of the public and to comply diligently with all product recall procedures established by the Food and Drug Administration.

     12. Insurance. Supplier agrees to maintain during the entire term of the Agreement commercial, general liability insurance, including product liability coverage, in minimum amounts of $1,000,000.00 per occurrence for damage, injury and/or death to persons and $1,000,000.00 per occurrence for damage and/or injury to property. Supplier further agrees to require all of its delivery personnel to be licensed to drive, whether they are employees or independent contractors. All policies of liability insurance required to be effected by Supplier shall cover Supplier's employees, agents, and independent contractors and shall include OFSC as an additional insured. Upon execution of this Agreement, and annually thereafter, Supplier shall promptly provide
OFSC with certificates of insurance evidencing such coverage and each certificate shall indicate that coverage represented thereby shall not be canceled or modified until at least thirty (30) days prior notice has been given to OFSC.

     13.  Default and Termination.

          13.1 In the event either party:

               (a) breaches any term or condition of this Agreement; or

               (b) abuses or misrepresents its status as a supplier and/or seller of the Product to the detriment of the other party, or

               (c) becomes the subject of any proceeding under the Bankruptcy Act, becomes insolvent or any assignment is made for the benefit of creditors or a trustee is appointed for all or any portion of the party's assets, or

               (d) fails to comply with the Regulations,

then, the non-breaching party, in its sole discretion, may terminate this Agreement with fifteen (15) days written notice to the breaching party.

          13.2 Notwithstanding anything to the contrary, in the event the party's breach is for noncompliance with the Regulations, termination shall be effective immediately.

          13.3 The failure to terminate the Agreement upon the occurrence of one or more of these events of default by a party shall not constitute a waiver or otherwise affect the right of the non-breaching party to terminate the Agreement as a result of a continuing or subsequent failure or refusal by the breaching party to comply with any such obligations. Failure by the non-breaching party to exercise any of its rights or remedies hereunder or to insist on strict compliance with any of the terms of this Agreement shall not constitute a waiver of any of the terms or conditions of this Agreement with respect to any other subsequent breach nor shall it constitute a waiver by the non-breaching party of its rights at any time thereafter to require strict compliance with the terms of this Agreement.

          13.4 Upon termination, OFSC shall pay Supplier any supplier any outstanding Invoices.

          13.5 Upon termination, Supplier agrees as follows:

               (a) Supplier shall immediately pay all sums due and owing to OFSC;

               (b) Supplier shall immediately case the further production and manufacturing of the Product; and

               (c) Supplier shall cease any further use of the Marks and shall not thereafter, directly or indirectly hold itself out or represent itself as affiliated in any way with OFSC.

     14.  Indemnity.

          14.1 Supplier agrees to indemnify and hold OFSC, its
officers and directors, employees or agents, customers and users of the Product, harmless from all claims, demands, losses, liability, suits at law or in equity, costs and expenses, including reasonable attorney's fees, resulting from injury, illness and/or death caused, in whole or in part, by contact with, use and/or consumption of the Product, unless (and then only to the extent) such injury, illness and/or death is caused by the sole negligence or misconduct of OFSC. In the event of any claim, threatened claim, or notification of either which may be the subject of indemnification provided for in this Section, OFSC will give Supplier prompt written notification thereof and provide Supplier with such reasonable assistance in the response and prosecution of any defense as
Supplier may request, at Supplier's expense.    Upon OFSC's tendering
any suit to Supplier, Supplier shall defend the same at its sole cost and expense. If Supplier fails to assume such defense, OFSC may defend the action in the manner it deems appropriate, and Supplier shall pay to OFSC all costs, including reasonable attorneys' fees, incurred by OFSC in effecting such defense, in addition to any sum which OFSC may pay by reason of any settlement or judgment against OFSC. The provisions of this Section 14.1, and the indemnity hereunder, shall survive this Agreement and any performance hereunder.

          14.2 OFSC agrees to indemnify and hold Supplier, its officers and directors, employees or agents, customers and users of the Product, harmless from all claims, demands, losses, liabilities, suits at law or in equity, costs and expenses, including reasonable atotrney's fees, resulting from the breach of any of OFSC's Marks. In the event of any claim, threatened claim, or notification of either which may be the subject of indemnification provided for in this Section, Supplier will give OFSC prompt written notification thereof and provide OFSC such reasonable assistance in the response and prosecution of any defense as OFSC may request, at OFSC's expense. Upon Supplier's tendering any suit to OFSC, OFSC shall defense the same at its sole cost and expense.
If OFSC fails to assume such defense, Supplier may defend the action in the manner it deems appropriate, and OFSC shall pay to Supplier all costs, including reasonable attorneys' fees, incurred by Supplier in effecting such defense, in addition to any sum which supplier may pay by reason of any settlement for judgment against Supplier. The provisions of this Section 14.2, and the indemnity hereunder, shall survive this Agreement and any performance hereunder.

     15. Confidentiality. All terms and conditions of this Agreement shall remain confidential between Supplier and OFSC. Each party acknowledges that during the course of carrying out this Agreement, it may receive confidential and proprietary information related to the other party's business, including, without limitation, recipes and formulations created or provided by the other party ("Confidential Information"). Confidential Information includes any information, designs, data or know-how that a party has designated as proprietary and/or confidential, or that, by the nature of the circumstances surrounding the disclosure, ought to be treated as exclusive property of the other party and undertakes to retain in confidence all Confidential Information. Each party's obligations under this Section 15 shall survive expiration and termination of the Agreement and any amendments thereto.

     16.  Miscellaneous Provisions.

          16.1 Independent Contractor Relationship. Supplier and OFSC are independent contracting parties and this Agreement does not create the relationship of principal and agent, partners, joint ventures or employer and employee between OFSC and Supplier. Supplier shall have no authority to bind or otherwise obligate OFSC in any manner nor shall Supplier represent to anyone that it has a right to do so.

          16.2 Severability. The provisions of the Agreement are severable and the Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in the Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

          16.3 Entire Agreement. The Agreement and the exhibits attached hereto constitute the entire written agreement between OFSC and the Supplier and supersedes any and all prior negotiations, understandings and/or agreements, oral or written, between the parties to this Agreement with respect to the subject matter of this Agreement.
The parites agree that neither party is relying on any statement or promise not contained in this Agreement.

          16.4 Amendments in Writing. Neither the Agreement nor any of its provisions may be waived, modified or amended except by an instrument in writing signed by the parties to this Agreement.

          16.5 Assignment.   The Agreement shall be binding
upon and shall inure to the benefit of the parties to this Agreement, provided, however, it shall not be assigned by either OFSC or Supplier, without the prior written consent of the other party.

          16.6.     Applicable Law.  The Agreement shall be
governed by and construed in accordance with the laws of the State of Georgia without regarding to its conflict of laws rules.

          16.7. Force Majeure. Neither party shall be liable for defaults or delays or non-performance of any covenant, agreement, work, service, or other act required under this Agreement to be performed by such party, if such delay or hindrance is due to strikes, lockouts, failure of power or other utilities, injunction or other court or administrative order, governmental law or regulations which prevent or substantially interfere with the required performance, condemnations, riots, insurrections, martial law, civil commotion, war, fire, flood, earthquake, or other casualty, acts of God, or other causes not within the control of such party. The performance of any covenant, agreement, work, services, or other act shall be excused for the period of delay and the period for the performance of the same shall be extended by such period.

          16.8 No Delegation of Authority. Supplier shall not subcontract to or permit third parties to produce the Product or to perform its obligations under this Agreement.

          16.9 Cumulative Remedies. The rights and remedies above provided to either party shall be cumulative and in additional to all other rights and remedies available to either party in law and in equity.

          16.10 Notices. Whenever a provision is made under this Agreement for any demand, notice or declaration of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice, demand or declaration to the other party, it shall be in writing and served either personally or sent by United States mail, certified, postage prepaid, addressed at the addresses set forth below or at such address as either party may advise the other from time to time. It shall be deemed delivered upon receipt.

       To Supplier at:          Beverage House, Inc.
                              107 North Avenue
                              Cartersville, GA 30120

Attn:____________________
                              Tel: (770) 387-0451
                              Fax: (770) 387-1809

                              With copies to:
                              Alston & Bird, LLP
                              601 Pennsylvania Avenue,
N.W.
                              North Building, 11th Floor
                              Washington, D.C.  20004-
2601
                              Attention: Robert O. Ball,
III
                              Tel: (202) 756-2601
                              Fax: (202) 756-3333

           To OFSC at:       The Old Fashioned Syrup
                                   Company, Inc.
                              3350 N.W. Boca Raton
Blvd., A-28
                              Boca Raton, FL 33431

Attn:________________________
                           Tel: (
)_________________
                              Fax: (
)_________________

with copies to:          Aronauer, Goldfarb, Sills &
                                   Re, LLP
                              444 Madison Avenue
                              New York, New York
10022
                              Attn: Samuel Goldfarb,
Esq.
                              Tel: (212) 755-6000
                              Fax: (212) 755-6006

N WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE OLD FASHIONED SYRUP                 BEVERAGE HOUSE,
                                       INC.
COMPANY, INC.

 By:   /s/ Alan Posner                  By:   /s/ James E. Goldfinch
         Title: Chair/CEO               Title: President

                    EXHIBIT A

Product

The Product covered by the terms and conditions contained herein shall specifically be the following:

          [Sweet 'N Low  brand chocolate syrup]

Specifications

Supplier shall develop, manufacture, package, label and deliver the Product according to the following instructions and specifications:

EXHIBIT B

Pricing.

     The following prices are based on an annual volume of 100,000 gallons of the Product to be purchased by OFSC. All prices are subject to change in the event 100,000 gallons of Product is not purchased annually by OFSC. The retail pack price includes an allotment of seventy-two cents ($.72) per case for front and back labels. A one-time setup charge shall be issued to OFSC by Supplier in the event camera-ready art for such labels is provided by OFSC to Supplier. Prices will be reviewed quarterly during the Initial Term and any Renewal Term(s) in order to analyze price increases or reductions based on increased costs, increased sales, or other factors affecting price.


                    PACKAGING
                    UNIT PRICE


50 GALLON DRUM
$247.00


4/1 GALLON PACKAGES
  $20.60


RETAIL PACK
  $11.40


CLUB PACK*
  $12.95


     The Club Pack price may be adjusted downward depending upon the carton selected by OFSC.